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                                                                            EX-5

                                        June 22, 2000


Harrah's Entertainment, Inc.
5100 West Sahara Avenue, Suite 200
Las Vegas, Nevada 89146

         RE:      Common Stock, Par Value $0.10 Per Share of
                  Harrah's Entertainment, Inc. (the "Company")
                  --------------------------------------------

Gentlemen:

         I am General Counsel of the Company. At your request, I have examined the Form S-8 Registration Statement (the "Registration Statement") that you intend to file with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,800,000 additional shares of Common Stock, par value $0.10 per share (the "Shares"), issuable pursuant to the Company's 1990 Stock Option Plan, as amended (the "Plan").

         The Shares will be issued under the Plan in accordance with the terms of said Plan. I am familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares in accordance with the Plan. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the Shares have been duly authorized, and upon the issuance of Shares pursuant to the terms of the Plan and delivery and payment therefor of consideration set forth in the Delaware General Corporation Law at least equal to the aggregate par value of the Shares issued, such Shares will be validly issued, fully paid and nonassessable.

         I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name in the Registration Statement under the heading "Interests of Named Experts and Counsel."

                                        Very truly yours,

                                        /s/  STEPHEN H. BRAMMELL
                                        ----------------------------------------
                                        Stephen H. Brammell
                                        Senior Vice President, General Counsel
                                        and Secretary


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